Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS 3Q 2009 RESULTS
Results affected by slow recovery in markets and currency fluctuations;
Company reports net income of $203,000 and EPS of $0.01
DALLAS, TEXAS (November 6, 2009) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2009. Revenues for the quarter were $70.8 million, compared with $75.9 million for the same period in 2008. The company reported net income of $203,000 for the quarter, compared with $5.4 million for the same period in 2008. Earnings per share (diluted) were $0.01, compared with $0.15 for the prior year’s quarter.
For the nine months ended September 30, 2009, Furmanite reported revenues of $203.5 million, compared with $239.5 million for the same period in 2008. Net income for the nine-month period ended September 30, 2009 was $1.3 million, compared with $16.8 million for the same period in 2008.
“We continue to work in an environment of diminished industrial activity, coupled with the very slow pace of recovery in many of our markets,” said Michael L. Rose, chairman and chief executive officer of Furmanite Corporation. “Likewise, we continued to see the negative effect of currency fluctuations on our results this quarter, when compared to last year’s third quarter.”
Mr. Rose continued: “Given these conditions, we have taken this year as an opportunity to enhance our primary assets – our skilled technicians and fundamental financial strength. We continue to implement our strategic alignment of talent and services to address the broader market, with a corollary alignment of our sales and marketing operations to meet the needs
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

within our known areas of activity. This has enabled us to preserve a strong core of business and operate profitably in these trying times. In line with this strategy, we made the decision this year to invest in much more sophisticated systems for standardizing technical training as well as tracking and deploying our talent and equipment globally. These systems will be fully operational in 2010. We are confident that they will give us a strong competitive advantage as well as enable us to be more fleet and flexible in responding to market opportunities.”
Joseph Milliron, president and chief operating officer of Furmanite Corporation, added: “While the current environment is difficult and less predictable, we have been able to generate revenues in the third quarter that are just 7% under the prior year quarter. Under pressure services were a strong contributor to the third quarter, up 12% over 2008, while our turnaround services were 16% down from third quarter last year. For the nine months, we are about 15% below 2008 revenues and this is primarily attributable to an overall 28% drop in turnaround services, which is very consistent with the impact of the downturn on refineries, the chemical and petrochemical industries, mining, steel and other heavy industries. What we are closely focused on now is building back the operating income to prior year levels by reducing certain costs and gaining greater efficiencies throughout our operations.”
The company’s revenues, operating income and net income were unfavorably impacted by foreign currency fluctuations by approximately $(4.3) million, $(600,000) and $(276,000), respectively, for the third quarter of 2009. For the nine-month period ended September 30, 2009, currency fluctuations unfavorably affected revenues, operating income and net income by $(19.4) million, $(1.7) million and $(1.1) million, respectively.
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 80 offices on six continents. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues	$70,757	$75,883	$203,515	$239,455

Costs and expenses:
Operating costs	46,592	50,089	136,431	153,954
Depreciation and amortization expense	1,563	1,386	4,353	4,405
Selling, general and administrative expense	21,016	17,848	58,699	58,803

Total costs and expenses	69,171	69,323	199,483	217,162

Operating income	1,586	6,560	4,032	22,293

Interest income and other income (expense), net	191	445	410	414

Interest expense	(524)	(353)	(1,116)	(1,380)

Income before income taxes	1,253	6,652	3,326	21,327

Income tax expense	(1,050)	(1,250)	(2,012)	(4,556)

Net income	$203	$5,402	$1,314	$16,771

Earnings per common share — Basic	$0.01	$0.15	$0.04	$0.46

Earnings per common share — Diluted	$0.01	$0.15	$0.04	$0.45

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

Cash	$36,210	$30,793
Trade receivables, net	59,696	64,879
Inventories	27,896	24,868
Other current assets	6,854	7,187

Total current assets	130,656	127,727

Property and equipment, net	30,532	29,278
Goodwill and other assets	18,538	16,273

Total assets	$179,726	$173,278

Total current liabilities	$44,067	$43,901
Total long-term debt	35,184	35,363
Other liabilities	2,779	2,697
Total stockholders’ equity	97,696	91,317

Total liabilities and stockholders’ equity	$179,726	$173,278

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,
	2009	2008

Net income	$1,314	$16,771

Depreciation, amortization and other non-cash items	4,746	4,776
Working capital changes	5,298	(5,661)

Net cash provided by operating activities	11,358	15,886

Capital expenditures	(5,446)	(5,434)
Proceeds from issuance of debt	35,049	—
Payments on debt	(35,382)	(8,068)
Other, net	(915)	278

Effect of exchange rate changes on cash	753	(512)

Increase in cash and cash equivalents	5,417	2,150
Cash and cash equivalents at beginning of period	30,793	31,570

Cash and cash equivalents at end of period	$36,210	$33,720